Exhibit 99.1

For Immediate Release

Company Contact:

Grant Williams

Chief Financial Officer

(303) 444-0900 x 2185

gwilliams@noof.com

New Frontier Media Reports Fiscal 2012 Third Quarter Results

BOULDER, COLORADO, February 13, 2012 — New Frontier Media, Inc. (Nasdaq/GS: NOOF), a leading provider of transactional television services and distributor of general motion picture entertainment, today announced financial results for its fiscal 2012 third quarter ended December 31, 2011.

“New Frontier Media maintained solid operations during the third quarter of fiscal year 2012,” said Michael Weiner, chief executive officer of New Frontier Media, Inc. “The Transactional TV segment continues to pursue its expansion into international markets, and we continue to believe there are further opportunities for growth from those efforts.  We are also executing strategies domestically that we believe will help stabilize and return the domestic business to a growth trajectory. These domestic efforts include the distribution of lower priced assets, an expansion of subscription services, and the distribution of new and unique content packages.  We also plan to further focus on the cost structure of the segment to identify new opportunities to reduce expenses without harming the segment’s growth efforts.”

“For the Film Production segment, our cost reduction efforts continue to provide benefits to the segment.  The segment was once again profitable during the quarter.  Going forward, we plan to further focus our efforts on growing revenue through the distribution of higher quality mainstream content. We believe our relationships with cable and satellite operators provide us with strong VOD distribution partners to complement our international distribution. We also continue to pursue other domestic strategic partnerships to improve the domestic distribution outlets available to the segment.”

Mr. Weiner continued, “We ended the quarter with approximately $11.7 million in cash.  Additionally, we received approximately $0.8 million in cash in January 2012 from a tax refund and expect to receive an additional $2.3 million in cash during the first half of fiscal year 2013 from the delivery of the Film Production segment’s episodic series.  We have generated positive cash flow from operating activities of $0.7 million, which included cash collections of $1.7 million from building improvement allowances and cash disbursements of $1.7 million from our production activities for the Film Production segment’s episodic series arrangement. During the first nine months of fiscal year 2012, we have also repurchased approximately $3.5 million of common stock, or 3.0 million shares, at an average total purchase price of $1.17 per share, and we believe the repurchase of these shares was a good use of our cash.  We believe New Frontier Media remains solid and look forward to furthering the development of the Company in the future.”

Third Fiscal Quarter Financial Highlights: December 31, 2011 Compared to December 31, 2010

•                  Revenue was approximately $10.2 million as compared to $14.2 million in the same prior year quarter and reflected the following results:

•                  Transactional TV segment revenue was $8.4 million as compared to $8.8 million in the same prior year quarter.

•                  Video-on-demand (“VOD”) revenue decreased to $5.0 million as compared to $5.3 million in the same prior year quarter.  Domestic VOD revenue decreased by approximately $0.4 million primarily due to lower revenue from the largest cable operator in the U.S., and we believe the decline was due to lower consumer discretionary spending and off-platform competition. International VOD revenue was consistent with the same prior year period.

•                  Pay-per-view (“PPV”) revenue declined to $3.3 million as compared to $3.4 million in the same prior year quarter.   Domestic PPV revenue declined by approximately $0.1 million primarily due to lower revenue from the second largest U.S. digital broadcast satellite provider as a result of increased competition on that customer’s platform.  International PPV revenue was consistent with the same prior year period.

•                  Film Production segment revenue decreased to $1.7 million from $5.2 million primarily because the prior year quarter included revenue from the completion of a producer-for-hire arrangement and no similar revenue was recognized in the reported quarter.  Revenue was also lower due to the execution of fewer one-time distribution transactions.

•                  Cost of sales decreased to $4.7 million as compared to $7.2 million in the same prior year quarter.

•                  Transactional TV segment costs increased by $0.8 million due to a $0.5 million increase in expenses associated with a one-time assumption of certain customer transport costs and a $0.3 million increase in transport costs from the distribution of new domestic content packages.

•                  Film Production segment costs decreased by $3.2 million primarily because the same prior year quarter included production costs from the completion of a producer-for-hire arrangement and no similar costs were incurred in the current quarter.

•                  Direct-to-Consumer segment costs decreased by $0.1 million primarily due to a reduction in employee costs associated with cost reduction efforts.

•                  Operating expenses decreased to $6.0 million as compared to $6.7 million in the same prior year quarter.

•                  Transactional TV segment expenses increased by $0.4 million primarily due to (a) a $0.2 million increase in employee and related costs because an executive was reassigned from the Corporate Administration segment to the Transactional TV segment in order to lead the international sales efforts in Europe, and (b) a $0.3 million increase in rent and depreciation expenses related to leasing a new facility.

•                  Film Production segment expenses declined by $0.5 million primarily due to (a) a $0.2 million decline in employee costs primarily associated with the departure of the segment’s Co-Presidents and other employees during the second half of fiscal year 2011, (b) a $0.2 million decline in other identifiable intangible assets amortization because certain intangible assets became fully amortized during the fourth quarter of fiscal year 2011, and (c) a $0.2 million decline in charges to increase the allowance for unrecoverable accounts, which reserves for recoupable costs and producer advances that are not expected to be recovered.

•                  Corporate Administration segment expenses declined $0.6 million primarily due to (a) a $0.2 million decrease in employee and related costs because an executive was reassigned to the Transactional TV segment to lead the international sales efforts in Europe, and his costs are now reflected in that segment, (b) a $0.3 million decline in employee and related costs associated with the resignation of the former President in August 2011, and (c) a general decline in employee costs associated with cost reduction efforts.

•                  The loss from continuing operations attributable to New Frontier Media, Inc. was $0.1 million, or $0.01 per share, as compared to income from continuing operations of $0.2 million, or $0.01 per share, in the same prior year quarter.

Fiscal Year to Date Financial Highlights:  December 31, 2011 Compared to December 31, 2010

For the nine month period ended December 31, 2011, revenue was $30.9 million as compared to $37.8 million in the same prior year period.  The loss from continuing operations attributable to New Frontier Media, Inc. was $0.1 million and minimal on a per share basis, as compared to income from continuing operations of $0.6 million, or $0.03 per share, in the same prior year period.

Cash flows from operating activities of continuing operations during the nine month period ended December 31, 2011 were $0.7 million as compared to $1.5 million during the same prior year period.  Cash flows from operating activities of continuing operations during the nine month period ended December 31, 2011 include the following:

•                  a $1.7 million increase in cash flows from payments received from the landlord of our new corporate facility associated with a building improvement allowance, and

•                  a $1.7 million decrease in cash flows related to an episodic series production that is expected to be delivered in the first half of fiscal year 2013.

Conference Call Information

New Frontier Media, Inc. will be conducting its conference call and web cast to discuss earnings today at 11 a.m. Eastern Time.  The participant phone number for the conference call is (877) 941-0844. To participate in the web cast, please log onto www.noof.com and click on “Investor Relations” and then “Calendar of Events”.  A replay of the conference call will be available for seven days beginning after 1 p.m. Eastern Time on February 13, 2012 at (800) 406-7325, access code 4511015.  The replay will also be archived for twelve months on the corporate web site at www.noof.com. This press release can be found on our corporate web site, www.noof.com, under “Investor Relations/News Releases.”

Cautionary Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “1933 Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “1934 Act”). The forward-looking statements are based on current expectations, estimates and projections made by management. These forward-looking statements are covered by the safe harbor provisions for forward-looking statements under Section 27A of the 1933 Act and Section 21E of the 1934 Act. Words such as “anticipates”, “expects”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or variations of such words are intended to identify such forward-looking statements.  For example, our stated expectations that (i) we continue to believe there are further opportunities for Transactional TV segment growth from our expansion into international markets, and (ii) we believe New Frontier Media remains solid and look forward to furthering the development of the Company in the future, are forward-looking statements.  The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements.  All forward-looking statements made in this press release are made as of the date hereof, and we assume no obligation to update the forward-looking statements included in this news release whether as a result of new information, future events, or otherwise. Please refer to our most recent annual report on Form 10-K and other periodic filings with the Securities and Exchange Commission (“SEC”) for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports.  Copies of these filings are available through the SEC’s electronic data gathering analysis and retrieval (EDGAR) system at www.sec.gov.

ABOUT NEW FRONTIER MEDIA, INC.

New Frontier Media, Inc. is a provider of transactional television services and a distributor of general motion picture entertainment. Our Transactional TV segment distributes adult content to cable and satellite providers who then distribute the content to retail consumers via VOD and PPV technology. Programming originates from our state of the art digital broadcast infrastructure in Boulder, Colorado.  We obtain our programming primarily by licensing content distribution rights from movie studios, and we distribute new and unique programming in order to provide consumers with an exceptional viewing experience.

Our Film Production segment is a distributor of mainstream and erotic films.  The films are distributed to cable and satellite operators, premium movie channel providers and other content distributors.  We act as a sales agent for mainstream films and produce erotic films.  The segment also periodically provides contract film production services to major Hollywood studios.

We are headquartered in Boulder, Colorado, and our common stock is listed on the Nasdaq Global Select Market under the symbol “NOOF.” For more information about New Frontier Media, Inc., contact Grant Williams, Chief Financial Officer, at (303) 444-0900, extension 2185, and please visit our web site at www.noof.com.

Consolidated Operating Results

(in thousands, except per share amounts)

	(Unaudited)		(Unaudited)
	Three Months Ended December 31,		Nine Months Ended December 31,
	2011	2010	2011	2010

Net revenue	$10,209	$14,173	$30,942	$37,789

Cost of sales	4,697	7,244	12,603	16,571

Gross margin	5,512	6,929	18,339	21,218

Operating expenses excluding impairment charges	5,993	6,687	18,382	19,707
Charge for asset impairments	—	—	186	624
Total operating expenses	5,993	6,687	18,568	20,331

Operating income (loss)	(481)	242	(229)	887

Other income, net	30	26	24	12

Income (loss) from continuing operations before income tax benefit (expense)	(451)	268	(205)	899

Income tax benefit (expense)	352	(43)	127	(313)

Income (loss) from continuing operations	(99)	225	(78)	586

Loss from discontinued operations, net of income tax benefit of $0, $4, $0 and $10, respectively	—	(5)	—	(12)

Net income (loss)	(99)	220	(78)	574

Add: Net loss attributable to noncontrolling interests	—	21	3	21

Net income (loss) attributable to New Frontier Media, Inc. shareholders	$(99)	$241	$(75)	$595

Amounts attributable to New Frontier Media, Inc. shareholders:
Income (loss) from continuing operations	$(99)	$246	$(75)	$607
Loss from discontinued operations, net of income tax benefit of $0, $4, $0 and $10, respectively	—	(5)	—	(12)
Net income (loss)	$(99)	$241	$(75)	$595

Per share information attributable to New Frontier Media, Inc. shareholders:
Basic income (loss) per share:
Continuing operations	$(0.01)	$0.01	$(0.00)	$0.03
Discontinued operations	—	(0.00)	—	(0.00)
Net basic income (loss) per share	$(0.01)	$0.01	$(0.00)	$0.03

Diluted income (loss) per share:
Continuing operations	$(0.01)	$0.01	$(0.00)	$0.03
Discontinued operations	—	(0.00)	—	(0.00)
Net diluted income (loss) per share	$(0.01)	$0.01	$(0.00)	$0.03

Weighted average shares outstanding	18,006	19,201	18,732	19,320
Weighted average diluted shares	18,006	19,201	18,732	19,320

Consolidated Balance Sheets

(in thousands)

	December 31, 2011	March 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,686	$18,787
Restricted cash	614	109
Accounts receivable, net	8,344	8,695
Taxes receivable	2,000	877
Prepaid and other assets	1,525	2,569
Total current assets	24,169	31,037
Property and equipment, net	9,068	7,218
Content and distribution rights, net	11,769	11,543
Recoupable costs and producer advances, net	2,633	2,771
Film costs, net	3,927	2,579
Goodwill	3,743	3,743
Deferred tax assets	662	1,658
Other assets	710	924
Total assets	$56,681	$61,473

Liabilities and equity
Current liabilities:
Accounts payable	$634	$1,571
Producers payable	622	1,089
Deferred revenue	918	863
Accrued compensation	1,545	1,607
Deferred producer liabilities	1,098	1,654
Short-term debt	100	500
Deferred tax liabilities	24	46
Accrued and other liabilities	1,935	1,910
Total current liabilities	6,876	9,240
Taxes payable	—	116
Other long-term liabilities	1,589	519
Total liabilities	8,465	9,875

Commitments and contingencies

Equity:
Common stock	2	2
Additional paid-in capital	51,823	55,169
Accumulated deficit	(3,535)	(3,460)
Accumulated other comprehensive loss	(74)	(69)
Total New Frontier Media, Inc. shareholders’ equity	48,216	51,642
Noncontrolling interests	—	(44)
Total equity	48,216	51,598
Total liabilities and equity	$56,681	$61,473

Consolidated Statements of Cash Flows

(in thousands)

	(Unaudited)
	Nine Months Ended December 31,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$(78)	$574
Add: Loss from discontinued operations	—	12
Income (loss) from continuing operations	(78)	586
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	5,807	7,140
Share-based compensation	487	470
Deferred taxes	657	(51)
Charge for asset impairments	186	624
Changes in operating assets and liabilities:
Accounts receivable	351	(1,682)
Accounts payable	(937)	(482)
Content and distribution rights	(3,379)	(3,772)
Film costs	(2,282)	(820)
Deferred producer-for-hire costs	—	625
Deferred producer liabilities	(556)	238
Deferred revenue	55	111
Producers payable	(467)	85
Taxes receivable and payable	(1,239)	(536)
Accrued compensation	(62)	275
Recoupable costs and producer advances	138	(166)
Other assets and liabilities	2,065	(1,123)
Net cash provided by operating activities of continuing operations	746	1,522
Net cash used in operating activities of discontinued operations	—	(34)
Net cash provided by operating activities	746	1,488

Cash flows from investing activities:
Purchases of property and equipment	(3,825)	(3,485)
Purchases of intangible assets	(46)	(2)
Net cash used in investing activities of continuing operations	(3,871)	(3,487)
Net cash used in investing activities of discontinued operations	—	—
Net cash used in investing activities	(3,871)	(3,487)

Cash flows from financing activities:
Purchases of common stock	(3,513)	(363)
Payment on short-term debt	(400)	—
Payment on long-term seller financing	(55)	(96)
Net cash used in financing activities of continuing operations	(3,968)	(459)
Net cash used in financing activities of discontinued operations	—	—
Net cash used in financing activities	(3,968)	(459)

Net decrease in cash and cash equivalents	(7,093)	(2,458)
Effect of exchange rate changes on cash and cash equivalents	(8)	—
Cash and cash equivalents, beginning of period	18,787	17,187

Cash and cash equivalents, end of period	$11,686	$14,729

Segment Summary Data (1)

(dollars in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended December 31,			Nine Months Ended December 31,
	2011	2010	% change	2011	2010	% change

Net revenue from continuing operations
Transactional TV	$8.4	$8.8	-5%	$25.8	$26.8	-4%
Film Production	1.7	5.2	-67%	4.6	10.3	-55%
Direct-to-Consumer	0.2	0.2	0%	0.6	0.6	0%
Total net revenue	10.2	14.2	-28%	30.9	37.8	-18%

Cost of sales from continuing operations
Transactional TV	4.0	3.2	25%	10.5	9.5	11%
Film Production	0.5	3.7	-86%	1.5	6.1	-75%
Direct-to-Consumer	0.2	0.3	-33%	0.6	1.0	-40%
Total cost of sales	4.7	7.2	-35%	12.6	16.6	-24%

Operating expenses from continuing operations
Transactional TV	3.4	3.0	13%	10.1	8.1	25%
Film Production	0.7	1.2	-42%	2.2	4.5	-51%
Direct-to-Consumer	0.1	0.1	0%	0.3	0.3	0%
Corporate Administration	1.8	2.4	-25%	5.9	7.5	-21%
Total operating expenses	6.0	6.7	-10%	18.6	20.3	-8%

Operating income (loss) from continuing operations
Transactional TV	1.0	2.6	-62%	5.2	9.3	-44%
Film Production	0.5	0.3	67%	0.9	(0.2)	#
Direct-to-Consumer	(0.1)	(0.2)	50%	(0.4)	(0.7)	43%
Corporate Administration	(1.8)	(2.4)	25%	(5.9)	(7.5)	21%
Total operating income (loss)	$(0.5)	$0.2	#	$(0.2)	$0.9	#

(1) Amounts in this schedule may not sum due to rounding.

# Represents an increase or decrease in excess of 100%.

Supplemental Revenue Data (1)

(dollars in millions)

	(Unaudited)			(Unaudited)
	Three Months Ended December 31,			Nine Months Ended December 31,
	2011	2010	% change	2011	2010	% change

Transactional TV
VOD	$5.0	$5.3	-6%	$15.7	$16.2	-3%
PPV	3.3	3.4	-3%	9.8	10.3	-5%
Other	0.1	0.1	0%	0.3	0.3	0%
Total	$8.4	$8.8	-5%	$25.8	$26.8	-4%

Film Production
Owned content	$0.8	$1.1	-27%	$2.4	$4.2	-43%
Repped content	0.6	0.7	-14%	1.7	2.0	-15%
Producer-for-hire and other	0.2	3.3	-94%	0.4	4.2	-90%
Total	$1.7	$5.2	-67%	$4.6	$10.3	-55%

Direct-to-Consumer
Net revenue	$0.2	$0.2	0%	$0.6	$0.6	0%

(1) Amounts in this schedule may not sum due to rounding.